Exhibit 4.4

FORM OF
THIRD AMENDMENT
TO

AGREEMENT OF LIMITED PARTNERSHIP
OF
HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P.

Dated as of [•], 2019

THIS THIRD AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P. (this “Amendment”), dated as of [•], 2019, is entered into by HEALTHCARE TRUST, INC., a Maryland corporation, as general partner (the “General Partner”) of HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”), for itself and on behalf of any limited partners of the Partnership.

WHEREAS, the Agreement of Limited Partnership of the Partnership was entered into on February 14, 2013 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”);

WHEREAS, Section 4.3 of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Interests (or options therefore) in the form of Partnership Units or other Partnership Interests in one or more series or classes, or in one or more series of any such class senior, on a parity with, or junior to the Partnership Units to any Persons at any time or from time to time, on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law;

WHEREAS, the General Partner has authorized the issuance and sale of up to [•] shares of its [•]% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), at a gross offering price of $[•] per share of Series A Preferred Stock and, in connection therewith, the General Partner, pursuant to Section 4.3 of the Partnership Agreement, is contributing the net proceeds of such issuance and sale to the Partnership in exchange for, and is causing the Partnership to issue to the General Partner, the Series A Preferred Units (as hereinafter defined); and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Sections 4.3 and 14.1 of the Partnership Agreement, and as authorized by the unanimous written consent, dated as of [•], 2019, of the offering committee of the Board of Directors of the General Partner, which has been delegated certain power and authority of the Board of Directors of the General Partner, the General Partner desires to amend the Partnership Agreement (i) to set forth the designations, rights, powers, preferences and duties and other terms of the Series A Preferred Units and (ii) to issue the Series A Preferred Units to the General Partner.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.                   The Partnership Agreement is hereby amended by the addition of a new annex thereto, entitled “Annex A,” in the form attached hereto as Annex A, which sets forth the designations, allocations, preferences, conversion or other special rights, powers and duties of the Series A Preferred Units which exhibit shall be attached to and made a part of, and shall be an exhibit to, the Partnership Agreement.

2.                   Pursuant to Sections 4.3 of the Partnership Agreement, effective as of the applicable issuance date of any issuance of shares of Series A Preferred Stock by the General Partner, the Partnership will issue Series A Preferred Units to the General Partner in an amount that will be reflected on Schedule A to the Partnership Agreement, as such Schedule A may be amended or restated by the General Partner in its sole discretion from time to time to the extent necessary to reflect such issuances, but in no event shall the number of Series A Preferred Units issued pursuant to this Amendment exceed [•] or such greater number of shares of Series A Preferred Stock as may be hereafter authorized for issuance by the General Partner. The Series A Preferred Units have been created and are being issued in conjunction with the General Partner’s issuance and sale of the Series A Preferred Stock, and as such, the Series A Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series A Preferred Stock, all such that the economic interests of the Series A Preferred Units and the Series A Preferred Stock are substantially similar, and the provisions, terms and conditions of this Amendment, including without limitation the attached Annex A, shall be interpreted in a fashion consistent with this intent. In return for the issuance to the General Partner of the Series A Preferred Units, the General Partner has contributed to the Partnership the net proceeds from its issuance and sale of the Series A Preferred Stock (the General Partner’s capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance (i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership)).

3.                   The foregoing recitals are incorporated in and are made a part of this Amendment.

4.                   Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement. This Amendment has been authorized by the General Partner pursuant to Section 14.1 of the Partnership Agreement and does not require execution by any Limited Partner or any other Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

HEALTHCARE TRUST, INC.

By:
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer and President

[Signature Page to Third Amendment to Agreement of Limited Partnership]

ANNEX A

DESIGNATION OF THE SERIES A PREFERRED UNITS

OF

HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P.

1.       Designation and Number. A series of Preferred Units (as defined below) of Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), designated the “[•]% Series A Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be [•].

2.       Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement of Limited Partnership of Healthcare Trust Operating Partnership, L.P. (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used herein shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on [•], 2019, designating the terms, rights and preferences of the Series A Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6(a).

“Capital Gains Amount” shall have the meaning provided in Section 5(g).

“Change of Control” shall have the meaning provided in the Articles Supplementary.

“Common Stock” shall have the meaning provided in the Articles Supplementary.

“Delisting Event” shall have the meaning provided in the Articles Supplementary.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidating Distribution” shall have the meaning provided in Section 6(a).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership Agreement” shall have the meaning provided in Section 1.

“Redemption Date” shall have the meaning provided in Section 7(a).

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.3 of the Partnership Agreement.

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series A Preferred Return” shall have the meaning provided in Section 5(a).

“Series A Preferred Stock” shall have the meaning provided in the Articles Supplementary.

“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Units” shall have the meaning provided in Section 1.

“Total Distributions” shall have the meaning provided in Section 5(g).

3.       Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.       Rank. In respect of rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the Series A Preferred Units shall rank (a) senior to all classes or series of Common Units and any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank junior to the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Junior Preferred Units”); (b) on parity with any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank on parity with the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank senior to the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”).  The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series A Preferred Units prior to the conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness. All of the Series A Preferred Units shall rank equally with one another and shall be identical in all respects.

5.       Distributions.

a.        Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions in the amount of $[•] per unit per year, which is equivalent to the rate of [•]% of the Base Liquidation Preference (as defined below) per unit per year (the “Series A Preferred Return”). The Series A Preferred Return shall accrue and be cumulative from and including the date of original issue of any Series A Preferred Units and shall be payable quarterly in arrears, on or about the 15th day of each January, April, July and October of each year (or, if not a Business Day, the next succeeding business day, each a “Series A Preferred Unit Distribution Payment Date”) for the period ending on such Series A Preferred Unit Distribution Payment Date, commencing on January 15, 2020.  The amount of any distribution payable on the Series A Preferred Units for any partial distribution period will be prorated and computed, and for any full distribution period will be computed, on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the Series A Record Date (as defined in the Articles Supplementary), which is the close of business on the date set by the Board of Directors as the record date for the payment of dividends on Series A Preferred Stock (each, a “Distribution Record Date”).

b.       No distributions on the Series A Preferred Units shall be authorized by the General Partner or declared and or set apart for payment by the Partnership at such time as the terms and conditions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

c.        Notwithstanding anything to the contrary contained herein, the Series A Preferred Return will accrue whether or not distributions are authorized by the General Partner or declared by the Partnership. No interest or additional distributions shall be payable in respect of any accrued and unpaid Series A Preferred Return.

d.       Except provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed (or assets be paid to our made available for a sinking fund for the redemption of any such units of the Partnership), purchased or otherwise acquired (except (i) by conversion into or exchange for Common Units or Junior Preferred Units, (ii) for the acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 5.7 of Article V of the Charter, and (iii) for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

e.        When cumulative distributions are not paid in full (or declared and a sum sufficient for such full payment is not set apart) on the Series A Preferred Units and any Parity Preferred Units, all distributions (other than (i) any acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 5.7 of Article V of the Charter or (ii) a purchase or exchange pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units) declared on the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

f.        Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of the Series A Preferred Return on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid Series A Preferred Return which remains payable.

g.       If, for any taxable year, the General Partner elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the General Partner’s earnings and profits (as determined for U.S. federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of the General Partner’s stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Units shall be in the same proportion that the Total Distributions paid or made available to the holders of Series A Preferred Units for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of Partnership Units outstanding.

6.       Liquidation Preference.

a.       Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, after payment of or provision for the Partnership’s debts and liabilities and any other class or series of equity securities of the Partnership ranking, with respect to rights upon the Partnership’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Units and before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, the holders of the Series A Preferred Units then outstanding shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference in cash of $25.00 per Series A Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid Series A Preferred Return to, but not including, the date of payment (together with the Base Liquidation Preference, the “Liquidating Distribution”).

b.       If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series A Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

c.        After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

d.       For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

7.       Optional Redemption.

a.        The Series A Preferred Units are not redeemable prior to [•], 2024, except as otherwise provided in this Section 7.  On and after [•], 2024, the Partnership, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Units, in whole or in part, at any time or from time to time, for cash, at a redemption price equal to $25.00 per Series A Preferred Unit, plus any accrued and unpaid distributions thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption (the “Redemption Date”). Such notice shall be deemed to have been given to the General Partner, in its capacity as holder of the Series A Preferred Units, upon the giving of any notice by the General Partner to holders of shares of Series A Preferred Stock with respect to the redemption of such shares. If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the Series A Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot.

b.       Unless full cumulative distributions on all Series A Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series A Preferred Units shall be redeemed unless all outstanding Series A Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series A Preferred Units (except by conversion into or exchange for Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series A Preferred Units by the Partnership in connection with a redemption or purchase by the General Partner of Series A Preferred Stock pursuant to Article V of the Charter or otherwise in order to ensure that the General Partner remains qualified as a REIT for federal income tax purposes or pursuant to the terms of the Articles Supplementary, or the purchase or acquisition of Series A Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Units and any other Parity Preferred Units.

c.        If a Redemption Date falls after a Distribution Record Date and on or prior to the corresponding Series A Preferred Unit Distribution Payment Date, each holder of Series A Preferred Units on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series A Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units on or prior to such Series A Preferred Unit Distribution Payment Date.  Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Units for which a notice of redemption has been given.

d.       Upon the occurrence of a Delisting Event or Change of Control, if and when the General Partner exercises its option to redeem shares of Series A Preferred Stock as provided in Section 6 of the Articles Supplementary, the General Partner shall cause the Partnership to concurrently redeem an equal number of Series A Preferred Units if and when such shares of Series A Preferred Stock are so redeemed, at a redemption price per Series A Preferred Unit payable in cash and equal to the same price per share paid by the General Partner to redeem the shares of Series A Preferred Stock (i.e., a redemption price of $25.00 per share of Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends thereon). No interest shall accrue for the benefit of the Series A Preferred Units to be redeemed on any cash set aside by the Partnership.

e.        Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series A Preferred Unit for each share of Series A Preferred Stock purchased in the open market, through tender or by private agreement by the General Partner.

f.        All Series A Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.

g.       Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series A Preferred Units at any time in connection with any redemption by the General Partner of the Series A Preferred Stock.

h.      In addition, upon the occurrence of a Delisting Event, the distributions rate specified in Section 5(a) hereof shall be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of [•]% of the Base Liquidation Preference per unit per year (equivalent to $[•] per unit per year) from and after the date of the Delisting Event. Following the cure of such Delisting Event, the distribution rate shall revert to the rate specified in Section 5(a) hereof.

8.       Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.

9.       Conversion. The Series A Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

a.        In the event that a holder of shares of Series A Preferred Stock exercises its right to convert such shares of Series A Preferred Stock into Common Stock in accordance with the terms of the Articles Supplementary, then, concurrently with any conversion that actually occurs pursuant to such exercise (i.e. such shares are not redeemed for cash prior thereto in accordance with the terms of the Articles Supplementary), an equivalent number of Series A Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of OP Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series A Preferred Stock; provided, however, that if a holder of Series A Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the General Partner, as the holder of the Series A Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the General Partner to such holder of the Series A Preferred Stock. Any such conversion will be effective at the same time the conversion of Series A Preferred Stock into Common Stock is effective.

b.       No fractional units will be issued in connection with the conversion of Series A Preferred Units into OP Units. In lieu of fractional OP Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price (as defined in the Articles Supplementary) on the date the shares of Series A Preferred Stock are surrendered for conversion by a holder thereof.

10.    Allocation of Net Income and Net Loss. Subparagraphs 1(a) and (b) of Exhibit B of the Partnership Agreement are hereby deleted in their entirety and replaced by Sections 1(a) and (b) below:

“(a)        Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraph 1(c) and paragraph 2, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction, of the Partnership, without duplication, shall be allocated among the Partners as follows:

(i)       first, if the Partnership has Net Income for any taxable year or portion thereof, such Net Income shall be allocated to the General Partner in respect of the Series A Preferred Units until it has been allocated Net Income equal to the excess of (A) the cumulative amount of distributions of Cash Available for Distribution the General Partner has received for all prior taxable years or portions thereof with respect to the Series A Preferred Units, over (B) the cumulative Net Income allocated to the General Partner, pursuant to this subparagraph 1(a)(i) for all prior taxable years or portions thereof;

(ii)       thereafter, to the General Partner and Limited Partners in accordance with their respective Percentage Interests.

(b)        Allocations of Net Property Gain and Net Property Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraphs 1(c) and paragraph 2, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of gain or loss comprising Net Property Gain and Net Property Loss of the Partnership, without duplication, shall be allocated among the Partners as follows:

(i)       first, if the Partnership has Net Property Gain for any taxable year or portion thereof, such Net Property Gain shall be allocated to the General Partner in respect of the Series A Preferred Units until it has been allocated Net Property Gain equal to the excess of (A) the cumulative amount of distributions of Net Sales Proceeds the General Partner has received for all prior taxable years or portions thereof with respect to the Series A Preferred Units, over (B) the cumulative Net Property Gain allocated to the General Partner, pursuant to this subparagraph 1(b)(i) for all prior taxable years or portions thereof;

(ii)       thereafter, in a manner determined in the reasonable discretion of the General Partner that will, as nearly as possible cause the Capital Account balance of each Partner at the end of such fiscal year or other applicable period to equal (A) the amount of distributions that would be made to such Partner pursuant to Section 5.1(b) if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, all Partnership liabilities were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and Net Sales Proceeds (after satisfaction of such liabilities) were distributed in full in accordance with Section 5.1(b) to the Partners immediately after making such allocations, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets Paragraph 1 of Exhibit B of the Partnership Agreement is hereby amended with the addition of Subparagraph 1(d), below:

“(d)       It is the intention of the parties hereunder that the aggregate Capital Account balance of the General Partner in respect of the Series A Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of the Series A Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series A Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall first be allocated to the General Partner in respect of the Series A Preferred Units in such amounts as is required to cause the General Partner’s adjusted Capital Account in respect of the Series A Preferred Units (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount the General Partner is entitled to receive pursuant to the provisions of the Partnership Agreement in respect to the Series A Preferred Units.”

11.    Additional Allocation Provisions. Article XIII, Section 13.2(a)(iii)(D) of the Partnership Agreement is hereby deleted in its entirety and replaced by Section 13.2(a)(iii)(D), below:

“(D)        the balance, if any, shall be distributed, subject to Section 5.07(b), first to the General Partner in respect of the Series A Preferred Units until its Capital Account with respect to the Series A Preferred Units has been reduced to zero and then to all Partners (including the Special Limited Partner) with positive Capital Accounts in accordance with their respective positive Capital Accounts after giving effect to all allocations in Exhibit B and all prior distributions under Section 5.1.”

Exhibit B of the Partnership Agreement is hereby amended with the addition of Paragraph 3, below:

“3.        Notwithstanding anything to the contrary in this Agreement, it is the intent of the Partners (including the Special Limited Partner) that the allocation provisions of Exhibit B produce (a) a final Capital Account balance of the General Partner in respect of the Series A Preferred Units equal to the aggregate Base Liquidation Preference, plus any accrued but unpaid Series A Preferred Return for each Series A Preferred Unit and (b) final Capital Account balances of the Partners (including the Special Limited Partner) equal to the amount such Partners would receive with respect to their GP Units, OP Units, Class B Units, or the Special Limited Partner Interest pursuant to Section 5.1. To the extent the allocation provisions of Exhibit B would fail to produce such final Capital Account balances, (y) such provisions shall be amended by the General Partner if and to the extent necessary to produce such result and (z) Net Income, Net Loss, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership for prior open years shall be reallocated by the General Partner, in its sole and absolute discretion, among the Partners to the extent it is not possible to achieve such result with allocations of Net Income, Net Loss, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership for the current year and future years, and if necessary, as a guaranteed payment as defined in Section 707(c) of the Code (unless the treatment of a portion of the return on the Series A Preferred Return as a guaranteed payment would cause the entire Series A Preferred Return to be a guaranteed payment, in which case none of such return shall be so treated). This Paragraph 3 shall control notwithstanding any reallocation or adjustment of taxable Net Income, Net Loss, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership by the Service or any other taxing authority. The General Partner shall have the authority to amend this Agreement without the consent of the Limited Partners or the Special Limited Partner, as it reasonably considers advisable, to make the allocations and adjustments described in this Paragraph 3.”

12.    Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

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